QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CAWLEY, GILLESPIE & ASSOCIATES [LETTERHEAD]

March 27, 2002

MarkWest Hydrocarbon, Inc.
155 Inverness Drive West, Suite 200
Englewood, Colorado 80112

Ladies and Gentlemen:

        Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the MarkWest Hydrocarbon, Inc. Securities & Exchange Commission Form 10-K for the year ended December 31, 2002 and in the MarkWest Hydrocarbon, Inc. Annual Report for the year ended December 31, 2002 based on reserve reports prepared by Cawley, Gillespie & Associates, Inc. and dated March 15, 2003.

Sincerely,
CAWLEY, GILLESPIE & ASSOCIATES, INC.

QuickLinks

  Exhibit 23.2